Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Ryman Hospitality Properties, Inc. for the registration of its 5.00% Senior Notes due 2021 and to the incorporation by reference therein of our report dated February 27, 2013 (except for Note 19, as to which the date is September 16, 2013), with respect to the consolidated financial statements of Ryman Hospitality Properties, Inc. included in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 16, 2013, and to the incorporation by reference therein of our report dated February 27, 2013 with respect to the effectiveness of internal control over financial reporting of Ryman Hospitality Properties, Inc. as of December 31, 2012 included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

September 16, 2013